EXHIBIT 5.1

June 30, 2004

Nationwide Health Properties, Inc.

610 Newport Center Drive, Suite 1150

Newport Beach, CA 92660

Re:	Nationwide Health Properties, Inc.
Series B 7.75% Cumulative Convertible Preferred Stock
(Form S-3, Registration Statement, File No. 333-105806)

Ladies and Gentlemen:

At your request, we have acted as special Maryland counsel to Nationwide Health Properties, Inc., a Maryland corporation (the “Company”), in connection with its issuance and sale of up to 1,150,000 shares of Series B 7.75% Cumulative Convertible Preferred Stock, $1.00 par value per share (the “Preferred Shares”) of the Company, including up to 150,000 Preferred Shares which may be issued to cover over-allotments. The Preferred Shares are convertible into shares of common stock, $0.10 par value per share (the “Common Shares”), of the Company. The Preferred Shares are being offered in an underwritten public offering pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-105806) as filed with the Securities and Exchange Commission (the “Registration Statement”).

We have examined the Company’s Charter, Bylaws and the Registration Statement. We have examined the articles supplementary to the Company’s Charter (“Articles Supplementary”) with respect to the Preferred Shares, as filed with the Maryland State Department of Assessments and Taxation (“SDAT”). We have examined and relied on a certificate of SDAT to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland, in good standing, and duly authorized to transact business in the State of Maryland, and such other documents and records of corporate proceedings as we have deemed necessary to our opinion expressed herein.

We have also assumed for purposes of this opinion that the Preferred Shares and the Common Shares will not be issued or transferred in violation of any provision or limitation contained in the Company’s Charter. We have further assumed, without independent investigation, the genuineness of signatures, the authenticity of all

Nationwide Health Properties, Inc.

June 30, 2004

documents submitted to us as originals, and the conformity of copies to the originals. Except as otherwise indicated herein, we have not undertaken any independent investigation of factual matters.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1. The Preferred Shares have been duly authorized by all necessary corporate action on the part of the Company, and upon payment for and delivery of the Shares as anticipated in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

2. The Common Shares have been duly authorized by all necessary corporate action on the part of the Company, and when and if issued upon conversion of Preferred Shares in accordance with the Company’s Charter, including the Articles Supplementary, the Common Shares will be validly issued, fully paid and nonassessable.

This letter expresses our opinion with respect to the Maryland General Corporation Law governing the matters set forth above. It does not extend to securities or “Blue Sky” laws of Maryland or to federal securities laws or to other laws.

This opinion is furnished by us as special Maryland counsel for the Company and may be relied on only by the Company and by the firm of O’Melveny & Myers LLP in connection with its opinion to the Company in connection with the Registration Statement and the issuance and sale of the Preferred Shares and the Common Shares. It may not be used or relied on for any other purpose or by any other person, nor may copies be delivered to any other person, without in each instance our prior written consent. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters.

This opinion is given as of the date hereof, and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise or change after the date of this opinion and come to our attention, or any future changes in laws.

Nationwide Health Properties, Inc.

June 30, 2004

We consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, event date June 30, 2004, incorporated by reference in the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus contained in the Registration Statement. We do not thereby admit that we are “experts” within the meaning of the Securities Act of 1933 and the rules and regulations thereunder.

Very truly yours,

/s/ VENABLE LLP